Exhibit 99.1
EMBREX SETS JANUARY 19, 2007, FOR SHAREHOLDER MEETING TO APPROVE MERGER WITH PFIZER INC.
RESEARCH TRIANGLE PARK, N.C.— December 12, 2006—Embrex®, Inc., The In Ovo Company®, (Nasdaq:EMBX) announced that a special meeting of its shareholders will be held on January 19, 2007 at 9:00 a.m. local time at its corporate headquarters at 1040 Swabia Court, Durham, North Carolina 27703 to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 14, 2006, among Embrex, Inc., Pfizer Inc. and Eagle Merger Sub Inc. (which is a wholly-owned subsidiary of Pfizer) and the transactions contemplated thereby.
Only shareholders of record at the close of business on December 12, 2006, the record date, are entitled to notice of the special meeting and to vote at such meeting.
Embrex®, Inc., The In Ovo Company®, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today’s global poultry industry.
Embrex® and The In Ovo Company® are trademarks of Embrex, Inc.
Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Embrex by Pfizer. In connection with the proposed merger and related proposals that will be voted on at the special meeting, Embrex has filed a definitive proxy statement, dated December 12, 2006, with the U.S. Securities and Exchange Commission (“SEC”), which is being mailed on or about December 15, 2006, to shareholders of Embrex who were shareholders as of the record date, December 12, 2006. SHAREHOLDERS OF EMBREX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING EMBREX’S PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain the proxy statement and other relevant documents free of charge at the SEC’s web site, http://www.sec.gov/. Copies of such filings can also be obtained, without charge, by directing a request to Embrex, Inc., at 1040 Swabia Court, Durham, North Carolina 27703.
Embrex and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies of Embrex shareholders to approve the proposed merger. Such individuals have interests in the merger, including as a result of holding shares or options to purchase shares of Embrex stock. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for the special shareholder meeting filed with the SEC on December 12, 2006.
CONTACT: Don Seaquist, 919-941-5185

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